                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Kentucky Kingdom, Inc.

    We consent to the incorporation by reference in the registration statement on Form S-4 of Premier Parks Inc. of our report dated December 12, 1997, except as to Note K which is as of March 4, 1998, relating to the balance sheet of Kentucky Kingdom as of November 2, 1997, and the related statements of income, changes in stockholders equity and cash flows for the year then ended, which report appears in the amended report on Form 8-K/A of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus Offer to Purchase.

                                          Carpenter, Mountjoy & Bressler, PSC

Louisville, Kentucky
March 11, 1998